UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

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Southside Bancshares, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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It is with great pleasure that I report, Southside enjoyed a record year.  The year 2008 was one for the history books, not only for financial institutions and the global economy, but also for Southside.  Our results are the product of decisions made long ago as well as the execution of our traditional banking model.  Community banks, like Southside, have always been important keys in our nation’s economic growth.  Our current strength gives us an opportunity to play an effective role.  We look forward to aggressively aiding the future successes of the communities we serve.

Key Financial Highlights for 2008:

•	Southside reported record net income . . . an increase in net income of
  $14 million to $30.7 million . . . an 84% increase;

•	Earnings per diluted share increased 83.1%, or $0.98 . . . $2.16 in 2008 compared to $1.18 in 2007;

•	Return on average shareholders’ equity of 21.44% . . . an increase from 14.05% in 2007;

•	Cash dividends annualized, increased 26.12% . . . cash dividends uninterrupted since 1970;

•	Organically increased capital to $160.6 million . . . a 21.4% increase;

•	Deposits, net of brokered deposits, increased $118.6 million, or 8.5%; and

•	Solid loan growth . . . an increase of $61.3 million, or 6.4%.

Many institutions found 2008 to be a year to question long-held beliefs and methodologies.  The events of 2008, however, strengthened our confidence in our traditional banking model and balance sheet strategies.  Rather than be victimized by the tremendous volatility and credit events, we found ourselves in a position to build long-term franchise value.  We are fortunate to have marked this turbulent year by internally building our capital and strategically growing our balance sheet, as well as producing record net income.  Our success in 2008 positions us to partner effectively in our market areas as we deal with current and future economic conditions.

In order to continue this process, your board of directors is asking that you approve two proposals included in this year’s proxy.  The first, the authority to authorize additional common stock, grants the board a degree of flexibility in this rapidly changing landscape.  The second proposal, the incentive plan, will not only allow Southside the ability to attract and retain key employees but will also better align their interests with those of the shareholders.  Providing your board these two valuable tools will greatly enhance our ability to continue to deliver favorable results to our shareholders.  Creating superior returns for our shareholders will always be our principal objective.  To that end, we are committed and well positioned.

During the year, we deliberately chose to grow our balance sheet, taking advantage of the attractive economics of financial intermediation.  Asset growth consisted primarily of U.S. agency mortgage-backed securities, Texas Permanent School Fund guaranteed municipal securities and loan growth, funded by deposit growth and Federal Home Loan Bank advances.  Our ability to add assets in 2008 is a result of our balance sheet discipline executed over a long-term horizon.  Should the economics of asset accumulation decrease, we could allow the balance sheet to shrink through run-off or asset sales.  However, should the economics become more attractive, we will strategically increase the balance sheet.

Our experienced management and resource teams are enormous assets.  As challenges emerge and adjustments are needed, I have every confidence these teams will meet those challenges.  We are well aware of the current precarious economic environment and are managing the bank with that in mind.  With the level of continuity and depth of our management team, we at Southside are looking ahead with optimism in these demanding times.

Southside’s investment in our franchise continues.  During 2009 we plan to install a new core banking system. This significant investment should allow us to improve productivity, conduct business more efficiently and provide our customers an enhanced banking experience.  Our branch expansion has been a story of investment, growth and positioning for future success.  We attribute our growth and success to many things, not the least of which is the fact that we are fortunate to operate in Texas.  During 2009, we plan to open a new full service branch in Gresham, Texas, replacing our current loan production office there.

We remain focused on the four cornerstones we consider critical to Southside’s success – the communities we serve . . . our customers . . . our banking professionals . . . and you, our shareholders.  This focus permeates everything we do, serving as the basis for our actions.  The better we serve our customers and communities, the greater the potential long-term return for our shareholders.  Thank you for the trust you have placed in Southside, and for your continued support, which has always been the integral part of our success.

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